UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2018

ENERGY RESOURCES 12, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-216891	81-4805237
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                               Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Energy Resources 12, L.P. (the “Partnership”) is filing this report in accordance with Items 1.01, 2.03, 8.01 and 9.01 of Form 8-K.

Item 1.01 – Entry into a Material Definitive Agreement

On January 16, 2018, the Partnership, as the borrower, entered into a loan agreement (the “Loan Agreement”) with Bank of America, N.A. (the “Lender”), which provides for an unsecured term loan (the “Term Loan”) of $25 million. The Term Loan bears interest at a variable rate based on the London Inter-Bank Offered Rate (LIBOR) plus a margin of 2.00%. The first interest payment is due February 16, 2018 and additional interest payments are due on the same day of each month thereafter until payment is made in full of any principal outstanding. The maturity date is January 15, 2019.

The Term Loan is intended to provide additional working capital for the Partnership, including for the use in closing on the Partnership’s potential acquisition of certain non-operated oil and gas properties and related rights located in North Dakota. The Partnership disclosed the potential purchase of these non-operated oil and gas properties in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2017. There are many conditions to closing that have not been met; therefore, there can be no assurances a closing on the potential acquisition will occur. In addition, the proceeds may be used for the operating expenses and distributions of the Partnership.

Under the terms of the Loan Agreement, the Partnership may make voluntary prepayments, in whole or in part, at any time with no penalty. Glade M. Knight, Chief Executive Officer of Energy Resources 12 GP, LLC (the “General Partner”) and David S. McKenney, the General Partner’s Chief Financial Officer, have guaranteed repayment of the Term Loan and did not receive any consideration in exchange for providing this guarantee. The Partnership intends to use proceeds from its ongoing offering to repay the Term Loan.

The Credit Facility contains mandatory prepayment requirements, customary affirmative and negative covenants and events of default.

The foregoing summary does not purport to be a complete statement of the terms and conditions under the Loan Agreement, and is qualified in its entirety by the full terms and conditions of the Loan Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 8.01 – Other Events

On December 28, 2017, the Partnership closed on the issuance of approximately 0.1 million additional common units through its ongoing best-efforts offering, representing gross proceeds to the Partnership of approximately $2.9 million and proceeds net of selling and marketing expenses of approximately $2.7 million. As of December 31, 2017, the Partnership had completed the sale of a total of approximately 3.2 million common units for total gross proceeds of approximately $61.2 million and proceeds net of selling and marketing expenses of $57.5 million. As of December 31, 2017, 14,440,348 common units remain unsold. The Partnership is continuing the offering at $20.00 per common unit in accordance with the Prospectus.

Item 9.01 – Financial Statements and Exhibits

(d)  Exhibits

Exhibit 10.1          Loan Agreement between Bank of America, N.A. and Energy Resources 12, L.P. dated January 16, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 17, 2018

ENERGY RESOURCES 12, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy Resources 12 GP, LLC